Exhibit 5.1

April 9, 2018
Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403

RE: Qumu Corporation
Ladies and Gentlemen:
We have acted as counsel to Qumu Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration by the Company of the resale by the selling shareholder named therein of an aggregate of 925,000 shares of the Company’s common stock, $0.01 par value per share (the “Warrant Shares”) issuable upon exercise of that certain Warrant dated January 12, 2018 issued by the Company to ESW Holdings, Inc. (the “Warrant”).
We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation of the Company, as amended; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Warrant; (v) certain resolutions of the Company’s Board of Directors; (vi) such other corporate records, agreements, documents and instruments; and (vii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Warrant, will be validly issued, fully paid and non-assessable.
We express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota.

Qumu Corporation
April 9, 2018

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of this firm’s name under the caption “Validity of Common Stock” in the Prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Ballard Spahr LLP